Exhibit 23.1



                       CONSENT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS
SOLECTRON CORPORATION:

We consent to the incorporation by reference in the registration statements (Nos. 333-24293, 333-02523, 33-58580 and 33-46686) on Forms
S-3 and S-8 of Solectron Corporation of our report dated September 11, 1997, relating to the consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended August 31, 1997, and the related schedule, which report appears in the August 31, 1997, annual report on Form 10-K of Solectron Corporation.



                                          KPMG Peat Marwick LLP


Palo Alto, California
November 3, 1997